Exhibit 99.1
FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Bob DeAlmeida
President & CEO
Hamilton Bank
410-823-4510

MEDIA CONTACT:
Kathy Walsh
Director of Marketing
Fallston Group, LLC
410-420-2001
kathy.walsh@fallstongroup.com

Hamilton Bancorp, Inc. Reports Enhanced Earnings for the Second Quarter of Fiscal 2017
Driven By Stronger Asset Quality and Growth

TOWSON, Md. (November 1, 2016)—Hamilton Bancorp, Inc. (the “Company”) (NASDAQ: HBK), the parent company of Hamilton Bank (the “Bank”), today announced its operating results for the three and six month periods ending September 30, 2016 with the following highlights:

Quarterly Highlights – Quarter Ended September 30, 2016 vs. September 30, 2015

•	Net interest income increased to $3.6 million, up $1.4 million, or 67 percent, from $2.1 million.

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Net income was $323,000, which included $121,000 in acquisition-related expenses (including consulting and non-compete agreements), or $0.10 per common share compared to a loss of $201,000 or ($.06) per common share for the 2015 period.

•
Non-GAAP net income would have been $444,000, excluding the $121,000 in acquisition-related expenses, or $0.14 per common share compared to a profit of $200,000, or $0.06 per common share, for the comparable period a year ago, excluding $401,000 in expenses associated with the acquisition of Fairmount Bancorp, Inc.

•	Efficiency ratio (as defined in the subsequent table) improved from 91.4 percent to 79.7 percent due to organic growth and scale.

•	Book value per common share increased to $18.10, up 1.5 percent from $17.84.

Year-To-Date Highlights – Six Month Period Ended September 30, 2016

•	Total assets grew to $517.2 million, up $124.3 million, or 32 percent, compared to $392.9 million at March 31, 2016.

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Total gross loans grew to $328.7 million, up $106.9 million, or 48 percent, compared to $222.8 million at March 31, 2016.  Growth in loans was attributable to both the acquisition of Fraternity Community Bancorp, Inc. (“Fraternity”) in May 2016 and organic loan growth. Total deposits grew to $422.3 million, up $108.3 million, or 34 percent, compared to $314 million at March 31, 2016. This growth included $108.9 million in acquired Fraternity deposits.

•	Nonperforming loans as a percentage of gross loans declined to 1.23 percent from 2.27 percent at March 31, 2016.

•	The allowance for loan losses as a percentage of nonperforming loans increased to 48.2 percent from 33.7 percent at March 31, 2016.

•	Net charge-offs on an annualized basis as a percentage of average loans improved to 0.01 percent from 0.22 percent at March 31, 2016.

•	Net loss was $12,000, which included $641,000 in branch consolidation and acquisition related expenses (including consulting and non-compete agreements), or $0.00 per common share.

•	Non-GAAP net income would have been $629,000 excluding the $641,000 in branch consolidation and acquisition related expenses, or $0.20 per common share.

“Our strategic initiatives resulted in a robust turnaround in earnings for the second quarter,” said Robert DeAlmeida, President and CEO of Hamilton Bank.  “We will continue to focus on diversifying our revenue and improving our efficiency ratio even further going forward.”

Balance Sheet

Total assets grew $124.3 million, or 32 percent, during the first half of the fiscal year to $517.2 million at September 30, 2016, compared to $392.9 million at March 31, 2016. The growth was primarily attributable to $155.3 million in assets acquired from Fraternity, net of acquisition accounting adjustments, partially offset by $25.7 million in cash used to fund the transaction.

Cash and cash equivalents at September 30, 2016 remained elevated at $45.7 million compared to $67.4 million at March 31, 2016 as a result of the acquisition and a temporary large deposit related to one customer. The decline from March 31, 2016 is a result of this cash being used to purchase various securities. Investments have increased $24.8 million since the beginning of the fiscal year, including a $15 million increase in the most recent quarter. It is management’s intention that the excess cash, other than the short-term deposit and funds needed for operations, will be used to fund loans and purchase investment securities in the near term.

Total gross loans grew $106.9 million, or 48 percent, to $328.7 million at September 30, 2016 from $222.8 million at March 31, 2016. This growth was in large part due to $108.6 million in merger-acquired loans. In addition, the Company experienced strong commercial and residential construction loan demand that offset run-off from our one-to four-family residential loans and acquired loans. Commercial real estate has increased $7.4 million or just over five percent since March 31, 2016. Excluded from gross loans are $1.4 million in loans held for sale consisting of a pool of performing and non-performing loans that were acquired. The sale of these loans closed at the end of October.

Total deposits increased $108.3 million, or 34 percent, to $422.3 million at September 30, 2016, from $314.0 million at March 31, 2016. This growth included $108.9 million in merger-acquired deposits. The Company continues to focus on generating lower cost, core deposits (which includes all deposits other than certificates of deposit) and maintaining maturing certificates of deposits to support continued loan growth. In the quarter ending September 30, 2016, core deposits increased $7 million, or 4.9 percent, to $150.0 million and comprised 36 percent of total deposits.

Credit Quality

Maintaining strong asset quality remains a core management objective.  Annualized net charge-offs to average loans decreased to 0.01 percent in the first half of the fiscal year from 0.22 percent at March 31, 2016. Net charge-offs year-to-date totaled $20,000, as a result of $41,000 in charge-offs and $21,000 in recoveries. Non-performing loans at September 30, 2016 decreased to $4.0 million from $5.1 million at March 31, 2016 and represented 1.23 percent of gross loans, down from 2.27 percent. This decrease was in part due to $626,000 in nonaccrual loans that are included in a pool of loans that are to be sold at the end of October and classified as loans held for sale. The percentage drop as a percent to gross loans is also attributable to the dilution of the ratio as a result of the increase in overall loans from acquisitions.

Income Statement

GAAP results reflect a net profit of $323,000, which included $121,000 in acquisition related expenses (including consulting and non-compete agreements), or $0.10 per common share for the current quarter compared to a net loss of $201,000, or ($0.06) per common share for the quarter ended September 30, 2015.  Non-GAAP net income would have been $444,000, excluding the $121,000 in acquisition related expenses, or $0.14 per common share for the current quarter.

Net interest income for the quarter ending September 30, 2016 was $3.6 million, up $1.4 million or 67 percent from $2.1 million for the quarter ending September 30, 2015, reflecting the successful completion of our two acquisitions during the last year.  The increase reflected a $1.7 million, or 68 percent, increase in interest income as average earning assets increased $192.1 million due primarily to loan growth as a result of the acquisitions along with organic loan growth. Partially offsetting the increase in interest income was an increase of $319,000, or 74 percent, in interest expense over that same period. Overall, average interest-bearing liabilities increased $202.4 million, or 89 percent, in large part due to acquisition-related growth. The net interest margin for the three months ending September 30, 2016 was relatively unchanged at 2.97 percent, compared to 2.98 percent at September 30, 2015.

Non-interest revenue for the quarter ending September 30, 2016 was $282,000, or an increase of 14 percent, compared to $247,000 for the comparable period last year. This increase was attributable to increased revenue from bank-owned life insurance, along with higher service fees. There were no gains on the sale of investment securities for the quarter ending September 30, 2016 compared to $22,000 in gains for the same period in 2015.

Non-interest expense in the quarter ended September 30, 2016 was $3.3 million, up $697,000, or 27 percent, from the quarter ended September 30, 2015, primarily reflecting the completion of our two acquisitions. The increase also reflected a generally higher level of expenses associated with operating our now larger financial institution, including additional employees and increased costs for federal deposit insurance, data processing, occupancy, equipment and professional services. Although there are overall added expenses, the acquisitions provided the opportunity to achieve greater economies of scale as reflected in the improvement in the efficiency ratio (Non-GAAP) to 80 percent in the current quarter compared to 91 percent for the quarter ending September 30, 2015. Included in non-interest expense for the current quarter was $194,000 in acquisition-related costs. Management continues to focus on reducing operating expenses and achieving higher efficiencies and economies of scale.

For the six months ending September 30, 2016, the Company reported a net loss of $12,000 compared to a net loss of $83,000 for the same period a year ago that included a $407,000 gain on sale of our Towson branch. The Company incurred $641,000 in branch consolidation and acquisition related expenses (including consulting and non-compete agreements) in the first half of this fiscal year compared to $632,000 for the same period last year. Excluding the $641,000 in branch consolidation and acquisition related expenses, the Company would have reported Non-GAAP net income of $629,000 or $0.20 per common share for the six months ending September 30, 2016 compared to Non-GAAP net income of $549,000 for the same period last year.

Capital

Average shareholders’ equity to average assets remains strong at 12 percent for the quarter ending September 30, 2016. This was down from 20 percent a year ago due to the increase in average assets resulting from the two acquisitions which were all cash transactions and had no material impact on equity. All of the Bank’s regulatory capital ratios continued to exceed levels required to be categorized as “well capitalized.” Outstanding shares at September 30, 2016 were 3,413,646, unchanged from March 31, 2016.

Further Information

Management believes that non-GAAP financial measures, including net income pre-acquisition related expenses and tangible book value, provide additional useful information that allows readers to evaluate the ongoing performance of the Company without regard to transactional activities. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.

Please direct all media inquiries to Kathy Walsh at 410-420-2001 or by email at kathy.walsh@fallstongroup.com. Please direct investor inquiries for Hamilton Bank to Robert DeAlmeida at 410-823-4510.

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About Hamilton Bank

Founded in 1915, Hamilton Bank is a community bank with $517 million in assets and $62 million in regulatory capital. The bank has 75 full-time employees and operates seven branch locations across Greater Baltimore, serving the communities of Cockeysville, Pasadena, Rosedale, Towson, Ellicott City and Baltimore in Maryland. Whether online or on the corner, Hamilton Bank is a community bank that cares about its customers. www.Hamilton-Bank.com.

Member FDIC and Equal Housing Lender

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, legislative and regulatory changes that could adversely affect the business in which Hamilton Bancorp, Inc. and Hamilton Bank are engaged, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

HAMILTON BANCORP, INC.

(dollars in thousands, except share and per share data)	Three months ended September 30,		Six months ended September 30,
Operation Statement Data:	2016	2015	2016	2015

Interest revenue	$4,303	$2,561	$8,054	$4,936
Interest expense	751	432	1,405	810
Net interest income	3,552	2,129	6,649	4,126
Provision for loan losses	50	120	260	120
Net interest income after provision for loan loss	3,502	2,009	6,389	4,006
Noninterest revenue	282	247	552	877
Noninterest expenses	3,250	2,553	6,960	4,876
Income (loss) before income taxes	534	(297)	(19)	7
Income tax expense (benefit)	211	(96)	(7)	90
Net income (loss)	$323	$(201)	$(12)	$(83)

Per share data and shares outstanding:
Net (loss) income per common share, basic and diluted	$0.10	$(0.06)	$(0.00)	$(0.03)
Book value per common share at period end	$18.10	$17.84	$18.10	$17.84
Tangible book value per common share at period end (6)	$15.33	$15.83	$15.33	$15.83
Average common shares outstanding (1)	3,176,654	3,166,309	3,176,654	3,166,110
Shares outstanding at period end	3,413,646	3,418,113	3,413,646	3,418,113

Selected performance ratios:
Return on average assets	0.25%	-0.26%	0.00%	-0.06%
Return on average equity	2.13%	-1.32%	-0.04%	-0.27%
Net interest margin (2)	2.97%	2.98%	2.95%	2.96%
Efficiency ratio (3)	79.71%	91.42%	83.75%	92.79%

Average assets	$520,061	$308,203	$489,913	$300,671
Average shareholders' equity	$60,646	$60,804	$60,003	$60,927

Financial Condition Data:	September 30, 2016	March 31, 2016	September 30, 2015
	(Unaudited)	(Derived from audited)	(Unaudited)
Total assets	$517,180	$392,917	$363,887
Investment securities, available for sale	95,741	70,484	87,382
Loans receivable - gross (excluding loans held for sale)	328,735	221,859	225,331
Allowance for loan losses	(1,942)	(1,702)	(1,734)
Bank-owned life insurance	18,007	12,710	12,536
Other assets	76,639	89,566	40,372
Total deposits	422,307	313,994	283,388
Borrowings	26,341	14,805	16,889
Other liabilities	6,729	2,573	2,638
Total shareholders' equity	61,803	61,545	60,972

Tangible shareholders equity (Non-GAAP):
Total shareholders' equity	61,803	61,545	60,972
Accumulated other comprehensive (income) loss	(31)	22	263
Goodwill and other intangible assets, net	(9,425)	(7,386)	(7,129)
Tangible shareholders' equity	52,347	54,181	54,106

Asset quality ratios:
Nonperforming loans to gross loans (4)	1.23%	2.27%	1.30%
Allowance for loan losses to gross loans	0.59%	0.76%	0.77%
Allowance for loan losses to nonperforming loans	48.18%	33.70%	59.04%
Nonperforming assets to total assets (5)	0.87%	1.40%	0.93%
Net charge-offs (annualized) to average loans	0.01%	0.22%	0.09%

Capital ratios: (bank only)
Leverage ratio	7.65%	11.78%	14.83%
Common equity tier I risk-based capital ratio	11.72%	19.06%	18.05%
Tier I risk-based capital ratio	11.72%	19.06%	18.05%
Total risk-based capital ratio	12.33%	19.81%	18.79%

(1) - Average common shares outstanding excludes shares unallocated under ESOP.
(2) - Net interest margin represents net interest income divided by average total interest-earning assets.
(3) - Efficiency ratio represents noninterest expense (excluding acquistion and branch consolidation expense and loss on foreclosed real estate) divided by operating revenue (net interest income plus noninterest income, excluding gain on sale of investments and property).
(4) - Nonperforming loans include both nonaccruing and accruing loans delinquent more than 90 days.
(5) - Nonperforming assets include nonperforming loans and foreclosed real estate.
(6) - The Company's management believes that the presentation of tangible book value per share provides useful information for evaluating the Company's financial condition and trends due to acqusition activity. These disclosures should not be viewed as a substitute for book value per share determined in accordance with GAAP.